BancTrust Financial Group and the Peoples BancTrust Company Announce
Shareholder Approval of Merger Agreement

MOBILE and SELMA, Ala., Oct. 11 /PRNewswire-FirstCall/ -- W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. (Nasdaq: BTFG), and Ted Henry, Chairman of The Peoples BancTrust Company, Inc. (Nasdaq: PBTC), today announced shareholder approval of an Agreement and Plan of Merger providing for the merger of Peoples into BancTrust, with BancTrust as the surviving corporation. In addition, BancTrust has obtained a credit facility to fund the $38 million cash portion of the merger consideration on terms previously announced. Although there are certain routine contingencies which still must be satisfied prior to the completion of the merger, BancTrust and Peoples expect those contingencies to be satisfied and that the merger will be completed on October 15, 2007. Assuming an October 15, 2007 completion date, BancTrust will pay Peoples’ shareholders $6.375 in cash plus 1.0614 shares of BancTrust common stock for each share of Peoples common stock.

BancTrust Financial Group, Inc. is a bank holding company with 21 offices operating under the name BankTrust in 8 counties in the southern half of Alabama and 10 offices throughout northwest Florida. The Peoples BancTrust Company, Inc. is the parent company of The Peoples Bank and Trust Company, which has 23 offices located in south-central Alabama.

At the conclusion of this transaction, BancTrust is expected to be one of the five largest publicly traded bank holding companies headquartered in Alabama, with 54 locations offering general banking and trust services in
Alabama and Florida and approximately $2.3 billion in assets.

Forward Looking Statements

This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical fact. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. BancTrust and Peoples caution readers that results and events subject to forward-looking statements could differ materially due to the following factors, among others: the risk that the businesses of BancTrust and/or Peoples in connection with the their proposed merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized, or may not be realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to complete the merger within the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; possible changes in monetary and fiscal policies, and laws and regulations; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans; the effects of changes in interest rates and other risks and factors identified in each company’s filings with the Securities and Exchange Commission (the
“SEC”). BancTrust and Peoples do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release.